Exhibit (h)(1)(ii)

AMENDMENT NO. 2

TO THE

MUTUAL FUNDS SERVICE AGREEMENT

AMENDMENT NO. 2 dated as of October 21, 2013 to the Mutual Funds Service Agreement dated as of May 1, 2011 (“Agreement”) between AXA Premier VIP Trust, a Delaware statutory trust (“Trust”) and AXA Equitable Funds Management Group, LLC (“FMG LLC”), a Delaware limited liability company.

The Trust and FMG LLC hereby agree to modify and amend the Agreement as follows:

1. New Portfolios: The following Portfolios are hereby added to the Agreement on the terms and conditions contained in the Agreement:

CharterSM Fixed Income Portfolio

CharterSM Conservative Portfolio

CharterSM Moderate Portfolio

CharterSM Moderate Growth Portfolio

CharterSM Growth Portfolio

CharterSM Aggressive Growth Portfolio

CharterSM Equity Portfolio

CharterSM International Conservative Portfolio

CharterSM International Moderate Portfolio

CharterSM International Growth Portfolio

CharterSM Income Strategies Portfolio

CharterSM Interest Rate Strategies Portfolio

CharterSM Real Assets Portfolio

CharterSM Alternative 100 Conservative Plus Portfolio

CharterSM Alternative 100 Moderate Portfolio

CharterSM Alternative 100 Growth Portfolio

(each of the foregoing collectively referred to as the “Charter Portfolios”)

2. Schedule A: Schedule A to the Agreement is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

AXA PREMIER VIP TRUST		AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

By:	/s/ Brian Walsh	By:	/s/ Steven M. Joenk
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Chairman, Chief Executive Officer and President

SCHEDULE A

AMENDMENT NO. 2 TO

MUTUAL FUNDS SERVICE AGREEMENT

Fees and Expenses

Trust Administration, Accounting and Compliance Fees

A.	For the services rendered under this Agreement, the Trust shall pay to FMG LLC an annual fee in accordance with the following schedule:

(i)	(a) $32,500 for each Allocation and Target Allocation Portfolio whose total average annual net assets are less than $5 billion; and

(b) $32,500 for each Multimanager Portfolio whose total average annual net assets are less than $5 billion; and

(c) $32,500 for each Charter Portfolio

(ii)	With respect to the Multimanager Portfolios:

0.150 of 1% of total assets of the Multimanager Portfolios up to and including $15 billion;

0.125 of 1% of total assets of the Multimanager Portfolios in excess of $15 billion and up to and including $30 billion;

0.100 of 1% of total assets of the Multimanager Portfolios in excess of $30 billion; and

(iii)	With respect to the Allocation Portfolios and Target Allocation Portfolios, the following fee shall be calculated separately for each Allocation Portfolio and Target Allocation Portfolio:

0.150 of 1% of total assets of each Allocation Portfolio and each Target Allocation Portfolio up to and including $15 billion;

0.125 of 1% of total assets of each Allocation Portfolio and each Target Allocation Portfolio in excess of $15 billion and up to and including $20 billion;

0.100 of 1% of total assets of each Allocation Portfolio and each Target Allocation Portfolio in excess of $20 billion.

(iv)	With respect to the Charter Portfolios, the follow fee shall be calculated separately for each Charter Portfolio:

0.150 of 1% of total assets of each Charter Portfolio

B.	The foregoing calculations are based on the average daily net assets of the Trust as described. The fees for the (i) Multimanager Portfolios will be computed on a quarterly basis and billed and paid on an annual basis; and (ii) the Allocation Portfolios, Target Allocation Portfolios and Charter Portfolios will be computed, billed and paid on an annual basis.

C.	Approved out-of-pocket expenses, as provided in Section 5 will be computed, billed and payable monthly.